Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION

     DALLAS, Texas, March 19, 2004 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.065196 per unit, payable on April 14, 2004, to unit holders of record on March 31, 2004.

     This month’s distribution increased from the previous month primarily due to slightly higher gas prices. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,995 bbls and 273,519 mcf. The average price for oil was $30.75 per bbl and for gas was $5.53 per mcf. This would primarily reflect production for the month of January. Capital expenditures were approximately $322,193. These numbers provided reflect what was net to the Trust.

     Burlington Resources Oil and Gas Company has advised the Trustee that the capital expenditures budget for 2004 totals approximately 13.2 million, of which approximately $2.0 million is attributable to the 2004 drilling program, and $11.1 million gross to workovers and recompletions. Accordingly, there is a 12% increase in capital expenditures for 2004 as compared with the 2003 capital expenditures. The net costs to the Trust will be approximately $6.0 million.

     The estimated total reserves as of December 31, 2003 are approximately 6.9 million barrels of oil and 27.247 billion cubic feet of gas. Production volumes for the year ended December 31, 2003 were approximately 699,000 barrels of oil and 3,161,000 thousand mcf of gas.

     Effective April 15, 2004, Mellon Investor Services, transfer agent for Permian Basin Royalty Trust, will offer a new toll free number dedicated to Permian Basin Royalty Trust, to provide account assistance for registered holders of the Trust. That toll free number will be 800-358-5861.

     Tax information for 2003 is available now in hard copy and is also posted on the Trust website. For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 877.228.5085